EXECUTION VERSION

SHAREHOLDER VOTING AGREEMENT

SHAREHOLDER VOTING AGREEMENT (this "Agreement"), dated as of March 25, 2010 (the "Effective Date"), is entered into by and among Euroseas Ltd., a Marshall Islands corporation (the "Company"), Paros Ltd., a Cayman Islands exempted company ("Paros"), All Seas Investors I Ltd., a Cayman Islands exempted company ("All Seas I"), All Seas Investors II Ltd., a Cayman Islands exempted company ("All Seas II"), All Seas Investors III LP, a Cayman Islands exempted limited partnership ("All Seas III", and collectively with All Seas I and All Seas II, "All Seas"), Friends Investment Company, Inc. (the "Shareholder") and Aristides J. Pittas. The Company, Paros, All Seas, the Shareholder and Aristides J. Pittas are hereinafter sometimes referred to collectively as the "Parties" and each as a "Party."

RECITALS:

WHEREAS, simultaneously with the execution of this Agreement, the Company, Paros and All Seas are entering into that certain Euromar LLC Limited Liability Company Agreement (the "Limited Liability Company Agreement");

WHEREAS, the Shareholder is beneficially owned and controlled by the founders of the Company and owns, as of the date hereof, 10,174,177 shares of all issued and outstanding shares of Common Stock, having a par value of $0.03, of the Company ("Common Stock");

WHEREAS, pursuant to the Limited Liability Company Agreement, Paros, All Seas, their respective Permitted Transferees and any other Person that owns Units pursuant to a Permitted Transfer (together, the "Joint Venturers") may, from time to time, demand a conversion of part or all of its Units to Common Stock (or, to the extent practicable by way of merger or such other transaction with a similar result, regardless of form, agreed upon by the Company and the Joint Venturers) (the "Conversion Right", and any such transaction, a "Conversion") pursuant to the terms of the Limited Liability Company Agreement; and

WHEREAS, as an inducement and a condition to entering into the Limited Liability Company Agreement, the Joint Venturers have required the Company and the Shareholder to agree, and the Company and the Shareholder have agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

SECTION 1 CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the following respective meanings:

(a)           "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with or, with respect to a Person that is a natural person related to, such Person. The term "control" (as used in the terms "controlling", "controlled by" or "under common control with") means holding the power to direct or cause the direction of the management and policies of a Person, whether by ownership of equity securities, contract or otherwise.

(b)           "All Seas I" has the meaning given in the Preamble.

(c)           "All Seas II" has the meaning given in the Preamble.

(d)           "All Seas III" has the meaning given in the Preamble.

(e)           "Agreement" has the meaning given in the Preamble.

(f)           "Articles of Incorporation" means the Articles of Incorporation of the Company, dated May 5, 2005, as amended from time to time.

(g)           "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Exchange Act; provided, however, that, notwithstanding paragraph (d) of Rule 13d-3, for purposes hereof a Person shall not be deemed to "beneficially own" shares of any class or series of Common Stock having voting rights until such time as such Person actually acquires such shares or acquires the right to vote such shares.

(h)           "Board of Directors" means the board of directors of the Company.

(i)           "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are permitted or required by any applicable law to close.

(j)           "Bylaws" means the Bylaws of the Company, as amended from time to time.

(k)           "Common Stock" has the meaning given in the Recitals.

(l)           "Company" has the meaning given in the Preamble.

(m)           "Conversion" has the meaning given in the Recitals.

(n)           "Conversion Right" has the meaning given in the Recitals.

(o)           "Effective Date" has the meaning given in the Preamble.

(p)           "Euromar" means Euromar LLC, a Marshall Islands limited liability company.

(q)           "Euroseas Percentage Interest" means, with respect to Paros or All Seas (in each case together with their respective Permitted Transferees), as of any date, the ratio (expressed as a percentage) of (a) the number of shares of Common Stock held by such JV Shareholder on such date (solely as a result of such JV Shareholder's exercise of its Conversion Right) to (b) the number of issued and outstanding shares of Common Stock on such date.

(r)           "Euroseas Registration Rights Agreement" has the meaning given in the Limited Liability Company Agreement.

(s)           "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

(t)           "Exempted Transaction" has the meaning given in Section 6(c).

(u)           "Four Director Period" means any period during which two JV Shareholders (considered separately) each have a Euroseas Percentage Interest greater than 35%.

(v)           "Governmental Entity" has the meaning given in Section 2(c).

(w)           "Independent Shares" means a number of shares of Common Stock equal to (a) the result of (i) the number of issued and outstanding shares of Common Stock that are not Beneficially Owned by Paros, All Seas, any of their respective Permitted Transferees or by any other Persons who acquired Units originally held by such Member pursuant to a Permitted Transfer, divided by (ii) the sum of (x) 1 (one) minus (y) the lesser of (A) the Percentage Board Representation of Paros and All Seas, and (B) the quotient obtained by dividing the number of issued and outstanding shares of Common Stock that are Beneficially Owned by Paros, All Seas and any of their respective Permitted Transferees by the number of issued and outstanding shares of Common Stock that are Beneficially Owned by Paros, All Seas, any of their respective Permitted Transferees and all other shareholders of Euroseas (other than any Persons (other than Permitted Transferees) who acquired Units originally pursuant to a Permitted Transfer), collectively, minus (b) the number of issued and outstanding shares of Common Stock that are not beneficially owned by Paros, All Seas, any of their respective Permitted Transferees or by any other Persons who acquired Units originally held by such Member pursuant to a Permitted Transfer.

(x)           "Independent Share Voting Multiplier" means, with respect to Paros or All Seas (in each case together with their respective Permitted Transferees), a number (expressed as a percentage) equal to the smaller of (x) the Euroseas Percentage Interest of such JV Shareholder(s) and (y) the Percentage Board Representation of such JV Shareholder(s).

(y)           "Independent Share Voting Percentage" means, with respect to Paros or All Seas (in each case together with their respective Permitted Transferees), the ratio (expressed as a percentage) of the Independent Share Voting Multiplier of such JV Shareholder(s) over the aggregate Independent Share Voting Multiplier of all JV Shareholders.

(z)           "Joinder Agreement" has the meaning given in Section 5(c).

(aa)           "Joint Venturers" has the meaning given in the Recitals.

(bb)           "JV Director(s)" means any candidate designated by a JV Shareholder (as contemplated by Section 4(a)) who is elected to the Board of Directors.

(cc)           "JV Shareholder(s)" means Paros and/or All Seas, together with their respective Permitted Transferees, holding issued shares of Common Stock.

(dd)           "JV Shareholder Independent Shares" means, with respect to Paros or All Seas (in each case together with their respective Permitted Transferees), the product (determined as of the date the applicable vote is to be taken) of (x) such JV Shareholder's Independent Share Voting Percentage as of such date multiplied by (y) the number of Independent Shares as of such date.

(ee)           "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.

(ff)           "Limited Liability Company Agreement" has the meaning given in he Recitals.

(gg)           "Membership Interest" means a Joint Venturer's ownership interest in Euromar, including any and all benefits to which the holder of such Membership Interest may be entitled as provided in the Limited Liability Company Agreement or under the Marshall Islands Limited Liability Company Act, as amended from time to time, including a Member's Economic Interest (as defined in the Limited Liability Company Agreement), the Conversion Rights, the right to vote on or participate in the management of Euromar to the extent provided in the Limited Liability Company Agreement, and the right to receive information concerning the business and affairs of Euromar, together with all obligations of such Joint Venturer to comply with the terms and provisions of the Limited Liability Company Agreement.

(hh)           "Paros" has the meaning given in the Preamble.

(ii)           "Party" or "Parties" has the meaning given in the Preamble.

(jj)           "Percentage Board Representation" means, as of any date, the ratio (expressed as a percentage, except for purposes of calculating the number of "Independent Shares" for which purposes it will be expressed as a decimal fraction) of (a) with respect to Paros or All Seas, the number of directors such JV Shareholder(s) (together with its Permitted Transferees) is entitled to nominate to the Board of Directors pursuant to Section 4(a)(i) on such date and (b) with respect to the JV Shareholders, the aggregate number of directors Paros and All Seas (together with their respective Permitted Transferees) are entitled to nominate to the Board of Directors pursuant to Section 4(a)(i), in each case to the aggregate number of directors on the Board of Directors as of such date (assuming, for this purpose that the directors Paros and All Seas are entitled to nominate pursuant to Section 4(a)(i) are actually elected).

(kk)           "Permitted Transfer" has the meaning given in the Limited Liability Company Agreement.

(ll)           "Permitted Transferee" has the meaning given in the Limited Liability Company Agreement.

(mm)           "Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind.

(nn)           "All Seas" has the meaning given in the Preamble.

(oo)           "SEC" means the Securities and Exchange Commission. (pp) "Shareholder" has the meaning given in the Preamble.

(qq)           "Shareholder Group" means the Shareholder, together with its Affiliates and associates (as such term is defined in Rule 14a-1(a) under the Exchange Act) and any other Person with whom any of them acts as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of, or voting or otherwise granting any consent or approval with respect to the votes or similar rights attendant to, any securities of the Company.

(rr)           "Shareholder Rights Agreement" means that certain Shareholder Rights Agreement, filed by the Company with the SEC on May 18, 2009, as amended.

(ss)           "Shareholder Shares" has the meaning given in Section 2(a).

(tt)           "Single Director Period" means any period during which only a single JV Shareholder has a Euroseas Percentage Interest between 7.5% and 35% and the other JV Shareholder has a Euroseas Percentage Interest equal to less than 7.5%.

(uu)           "Successor Shareholder" has the meaning given in Section 5(c).

(vv)           "Termination Date" means the date on which the earlier of the following occurs: (i) the Parties unanimously agree to terminate this Agreement, and (ii) no Joint Venturer has an outstanding Conversion Right and each JV Shareholder's respective Euroseas Percentage Interest is less than 7.5%.

(ww)           "Three Director Period" means any period during which (i) one JV Shareholder has a Euroseas Percentage Interest between 7.5% and 35% and (ii) one JV Shareholder has a Euroseas Percentage Interest greater than 35%.

(xx)           "Transaction Documents" means this Agreement and the Limited Liability Company Agreement, together with the Management Agreement, the Registration Rights Agreement, the Agreement Regarding Vessel Opportunities, the Transaction Fee Agreement (as each term is defined in the Limited Liability Company Agreement) and all other documents entered into on the date hereof in connection with the transactions contemplated herein.

(yy)           "Two Director Period" means any period during which either (i) only a single JV Shareholder has a Euroseas Percentage Interest greater than 35% and the other JV Shareholder has a Euroseas Percentage Interest equal to less than 7.5% or (ii) two JV Shareholders each have a Euroseas Percentage Interest between 7.5% and 35%.

(zz)           "Units" has the meaning given in the Limited Liability Company Agreement.

(aaa)           As used herein, the term "vote" shall also include the giving of written consents or written approvals.

(bbb)           "Voting Matter" means any of the following: (i) the election of members to the Board of Directors (except with respect to JV Directors) and (ii) all other matters with respect to which shareholders of the Company have the right to vote or exercise any right of consent or approval.

(ccc)           "Voting Period" means each period during which either Paros or All Seas is entitled to elect directors pursuant to Section 4(a)(i) and all such directors that either Paros or All Seas are entitled to elect are actually elected (unless such failure to be elected is caused by Paros or All Seas).

(ddd)           "Voting Securities" means, collectively, Voting Shares and any securities that are exercisable or exchangeable for, or convertible into, Voting Shares.

(eee)           "Voting Shares" means, collectively, shares of Common Stock and any other class or series of capital stock of the Company having voting rights.

SECTION 2 REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER. The Shareholder represents and warrants to the Company and the Joint Venturers as follows:

(a)         OWNERSHIP OF SHARES. The Shareholder is the sole record and Beneficial Owner of, and has good, valid and marketable title to, a number of shares of Common Stock (the "Shareholder Shares") that currently represents 33% of the aggregate number of issued and outstanding shares of Common Stock. With respect to all Shareholder Shares, the Shareholder has sole voting power and sole power to issue instructions with respect to the matters herein, sole and unrestricted power of disposition, sole and unrestricted power of conversion, sole and unrestricted power to demand appraisal rights and sole and unrestricted power to agree to all of the matters set forth in this Agreement, in each case with no limitations, qualifications or restrictions on such rights, subject, however, to applicable securities laws and the terms of this Agreement.

(b)         POWER; BINDING AGREEMENT. The Shareholder has the legal capacity, and the requisite corporate power and authority, to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement by the Shareholder and the consummation by the Shareholder of the transactions contemplated hereby to be performed by it have been duly authorized by all necessary corporate action on the part of the Shareholder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a legal, valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms.

(c)         NO CONFLICTS. Except for filings under Section 13 of the Exchange Act, if applicable, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority (a "Governmental Entity") is necessary for the execution of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated by this Agreement to be performed by it or compliance by Shareholder with any of the provisions, terms and conditions of this Agreement. None of the execution and delivery of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated by this Agreement to be performed by it or compliance by the Shareholder with any of the provisions, terms and conditions of this Agreement shall (i) conflict with or result in any violation or breach of any organizational documents applicable to the Shareholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any material note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Shareholder is a party or by which the Shareholder or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Shareholder or any of the Shareholder's properties or assets.

(d)          RELIANCE BY THE COMPANY AND THE JOINT VENTURERS. The Shareholder understands and acknowledges that each of the Company and the Joint Venturers is entering into the Limited Liability Company Agreement in reliance upon the Shareholder's execution, delivery and performance of this Agreement and the representations and warranties made by the Shareholder herein.

SECTION 3 DISCLOSURE. The Shareholder and each Joint Venturer agrees that the Company shall have the right to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company, in its sole discretion, determines to be necessary or desirable in connection with this Agreement and any transactions related to the Conversion Right, such Party's identity and ownership of Common Stock and the nature of such Party's commitments, arrangements and understandings under this Agreement.

SECTION 4 VOTING AGREEMENT.

(a)           JV DIRECTORS.

(i)           At each meeting (whether annual or special) of shareholders of the Company at which the record holders of Common Stock are entitled to elect directors to the Board of Directors, the Shareholder and each JV Shareholder shall vote, or cause to be voted, all of the Voting Securities over which it exercises voting control and take all such other actions (including, without limitation, nominating such candidate director for election and delivering timely shareholder notice of such nomination) in favor of the election to the Board of Directors of:

1)           during a Four Director Period, the two candidate directors as have been designated by each JV Shareholder having a Euroseas Percentage Interest greater than 35%, in a written notice given to the Shareholder by such JV Shareholder prior to such meeting;

2)           during a Three Director Period, (A) the candidate director as has been designated by the JV Shareholder having a Euroseas Percentage Interest between 7.5% and 35% and (B) the two candidate directors designated by the JV Shareholder having a Percentage Interest greater than 35%, in a written notice given to the Shareholder prior to such meeting;

3)           during a Two Director Period, (A) the two candidate directors as have been designated by the JV Shareholder having a Euroseas Percentage Interest greater than 35% or (B) the candidate director as has been designated by each JV Shareholder having a Euroseas Percentage Interest between 7.5% and 35%, in a written notice given to the Shareholder by such JV Shareholder prior to such meeting; or

4)           during a Single Director Period, the candidate director as has been designated by the JV Shareholder having a Euroseas Percentage Interest between 7.5% and 35%.

(ii)           For the avoidance of doubt, the right to appoint directors under Section 4(a)(i) shall be based upon the aggregate ownership of Paros and All Seas each considered separately (together with their respective Permitted Transferees) but shall be a right vested exclusively and separately in each of Paros and All Seas (and not to any other Person except a Permitted Transferee that acquires all of the Units held by Paros or All Seas, as applicable), and at no time shall any Person who acquires Units pursuant to a Permitted Transfer (other than a Permitted Transferee who has acquired all of the Units held by Paros or All Seas, as applicable) and subsequently exercises Conversion Rights have a right to appoint directors, pursuant to Section 4(a)(i) of this Agreement.

(iii)           If, at any time following the date hereof, the number of directorship positions constituting the full Board of Directors is fixed at a number larger or smaller than the number of such directorship positions in effect as of the date hereof (except where such change is made pursuant to Section 6(a)), the number of candidates that each JV Shareholder may designate pursuant to Section 4(a)(i), and for which the Shareholder and each JV Shareholder shall be obligated to vote, or cause to be voted, all of the Voting Securities over which it exercises voting control in favor of for election to the Board of Directors, shall be automatically adjusted in proportion to any such change.

(iv)           Notwithstanding anything contained herein to the contrary, if a JV Shareholder does not designate any candidate for election to the Board of Directors at any meeting of shareholders of the Company, then, with regard to such meeting (but only such meeting) such JV Shareholder shall be deemed to have waived its right to designate any candidates for election to the Board of Directors, and the Shareholder and each other JV Shareholder shall have no obligation pursuant to Section 4(a)(i) with respect to such JV Shareholder.

(v)           If any individual serving as JV Director shall cease to serve as a member of the Board of Directors (whether on account of such individual's removal or otherwise), then, upon the written request of the JV Shareholder who designated the departed JV Director (and so long as such JV Shareholder still has a right to appoint a JV Director), the Shareholder and each other JV Shareholder shall promptly vote, or cause to be voted, all of the Voting Securities over which it exercises voting control and take all such other actions (including, without limitation, the execution and delivery of a written consent) as such JV Shareholder may reasonably request in writing to elect to the Board of Directors such candidate as such JV Shareholder may designate to fill the vacancy on the Board of Directors left by such individual.

(vi)           Neither the Shareholder nor any JV Shareholder shall exercise any vote attendant to or associated with its shares of Common Stock or any related right of approval or consent in a manner inconsistent with the provisions of this Agreement (including, without limitation, this Section 4(a))or with its purpose or intent.

(vii)           If the Shareholder or any JV Shareholder fails to vote, or cause to be voted, any of the Voting Securities over which it exercises voting control, as provided above or to exercise (by written consent or otherwise) any right of consent or approval attendant to or associated with its shares of Common Stock as provided above, then the Shareholder or such JV Shareholder, by its execution of this Agreement and granted in connection with the transactions contemplated hereby, irrevocably makes, constitutes and appoints Aristides J. Pittas as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to vote on the Shareholder's or such JV Shareholder's behalf, as the case may be, in regards to all matters referenced in Section 4(a) and (b), such power of attorney being irrevocable and coupled with an interest.

(b)           VOTING MATTERS. During each Voting Period, on each and every Voting Matter that is submitted to the shareholders of the Company for their vote, each JV Shareholder:

(i)           shall promptly and timely vote or cause to be voted any issued shares of Common Stock held by such JV Shareholder, other than the JV Shareholder Independent Shares held by such JV Shareholder(s), in the same proportion as all other shares of Common Stock (including the Independent Shares) cast on such Voting Matter are voted (without taking into consideration, in determining such proportions, any shares of Common Stock that are not voted or with respect to which a "non-vote" or abstention is exercised or registered), unless the requirements of this Section 4(b)(i) have been waived by the Company pursuant to a resolution adopted by the Board of Directors;

(ii)           may vote, or cause to be voted, with respect to any matter, in its sole discretion all of the JV Shareholder Independent Shares over which it exercises voting control; and

(iii)           Any Person who acquires Units originally held by Paros or All Seas pursuant to a Permitted Transfer and subsequently exercises Conversion Rights agrees that, during any Voting Period, such Person shall vote or cause to be voted any shares of Common Stock held by such Person in the same proportion as all other shares of Common Stock (including the Independent Shares) cast on such Voting Matter are voted.

If any JV Shareholder or any other Person who acquires Units originally held by Paros or All Seas pursuant to a Permitted Transfer fails to vote, or cause to be voted, any of the Voting Securities over which it exercises voting control, as provided above or to exercise (by written consent or otherwise) any right of consent or approval attendant to or associated with its shares of Common Stock as provided above, then the such Person, by its execution of this Agreement and granted in connection with the transactions contemplated hereby, irrevocably makes, constitutes and appoints Aristides J. Pittas as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to vote on such Person's behalf in accordance with this Agreement, as the case may be, in regards to all matters referenced in Section 4(a) and (b), such power of attorney being irrevocable and coupled with an interest.

(c)           VOTING ON OTHER MATTERS. Except as provided for herein, the Shareholder and each JV Shareholder shall be entitled to exercise all votes and rights of consent or approval attendant to or associated with its shares of Common Stock as such Shareholder or JV Shareholder may, in its sole discretion, from time to time elect.

SECTION 5 SHAREHOLDER COVENANTS.

(a)           At no time prior to the Termination Date shall the Shareholder (except with the written consent of the JV Shareholders), in any manner, directly or indirectly, do, or cause or permit any Person controlled by the Shareholder to do, any of the following:

(i)           deposit any Common Stock in a voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of securities of the Company, in each case other than as provided in this Agreement; or

(ii)           take any other action that would in any way restrict, limit or interfere with the Shareholder's performance of its obligations under this Agreement or the transactions contemplated hereby.

(b)           Any additional shares of Common Stock acquired by the Shareholder subsequent to execution of this Agreement shall be subject to the terms and limitations set forth in this Agreement.

(c)           PERMITTED TRANSFERS. Subject to the second sentence of this Section 5(c), the Shareholder shall be entitled and permitted to sell or otherwise transfer all or any of its Shareholder Shares to any Person. Notwithstanding the foregoing, in the event that the Shareholder sells or otherwise transfers all or any of its Shareholder Shares to a member of the Shareholder Group, each such transferee who has not previously executed this Agreement shall have agreed in a written joinder agreement, in form and substance reasonably acceptable to the Company and the Joint Venturers and delivered to the Company and the Joint Venturers, (any such joinder agreement, a "Joinder Agreement") to be bound by this Agreement as a "Shareholder" hereunder and thereunder (any such Person, a "Successor Shareholder").

(d)           PROXIES. The Shareholder covenants that it shall not grant any proxy, power of attorney or otherwise transfer any voting or similar rights with respect to any of its shares of Common Stock to any Person during the term of this Agreement, except as expressly permitted by this Agreement. Notwithstanding the foregoing, the Shareholder may give a proxy to the Person(s) designated by the Board of Directors in connection with a proxy solicitation by the Board of Directors, provided that, pursuant to such proxy, the holder of such proxy is directed, during the Voting Period, to be voted or exercised in accordance with Section 4 above. Any proxy granted or issued by the Shareholder in violation of the foregoing provisions of this Section 5(d) shall be null and void and of no force or effect.

(e)           CONVERSION RIGHT. The Shareholder hereby agrees and covenants that on each and every Voting Matter that is submitted to the shareholders of the Company for their vote, the Shareholder shall not vote, or cause to be voted, any of its Voting Securities over which it exercises voting control in favor of any action that is reasonably likely to result in or in any way prohibit or limit the exercise of any Conversion Right.

(f)           AUTHORIZED SHARES. The Shareholder hereby agrees and covenants that, so long as any Joint Venturer has a Conversion Right, such Shareholder shall vote all of its shares of Common Stock in favor of an amendment to the Articles of Incorporation and any other resolution or consent reasonably required to ensure that the total aggregate number of authorized but unissued shares of Common Stock is, at all times, including in instances where the Company undertakes to consummate an offering of its stock, sufficient to permit exercise of the Conversion Right, and in any event not less than 100 million (as adjusted in connection with any stock splits, combinations or the like).

(g)           CHANGES TO APPLICABLE LAW. The Parties acknowledge that requirements of the Company's home country or listing exchange may change from time to time. The Shareholder hereby agrees and covenants, however, that it shall not seek to change such requirements of the home country or listing exchange or seek, or vote in favor of, a change in the Company's organizational documents or shareholder agreements to such effect, if such change is reasonably determined by the Joint Venturers to be detrimental to the Company or to the Joint Venturers in their capacity as holders of Conversion Rights.

SECTION 6  COMPANY COVENANTS.

(a)           BOARD OF DIRECTORS. The Company hereby agrees and covenants that it shall:

(i)           Upon the consummation of any Conversion, the Company shall use reasonable efforts (through voting agreements, amendments to the Bylaws or otherwise and including by increasing the size of the Board of Directors as described in this Section  6(a)(i), electing such directors to fill such vacancies and nominating such directors to serve on the Board of Directors) to ensure that for so long as the Euroseas Percentage Interest of Paros or All Seas (considered separately), is (x) greater than 35%, such JV Shareholder(s) shall each be entitled to elect two (2) directors to the Board of Directors or (y) between 7.5% and 35%, such JV Shareholder(s) shall each be entitled to elect one (1) director to the Board of Directors, in each case in additional to the current seven seats on the Board of Directors and adjusted in proportion to any change in the total number of seats on the Board of Directors following the date hereof;

(ii)           Upon the consummation of any Conversion, the Company shall increase the number of directorship positions constituting the full Board of Directors in accordance with the following:

1)           by four during a Four Director Period;

2)           by three during a Three Director Period;

3)           by two during a Two Director Period; and

4)           by one during a Single Director Period;

provided, however, that if at any time following the date hereof, the number of directorship positions constituting the full Board of Directors is fixed at a number larger or smaller than the number of such directorship positions in effect as of the date hereof (except where such change is the result of action taken pursuant to Section 6(a)(i)), the number of directorship positions that the Company shall be obligated to add to the then existing number of directorship positions constituting the full Board of Directors shall be automatically adjusted in proportion to any such change; and

(iii)           Provide to each JV Shareholder prior written notice of any intended mailing of notice to the shareholders of the Company for a meeting at which directors are to be elected.

For the avoidance of doubt, if the Euroseas Percentage Interest of either Paros or All Seas is less than 7.5%, the Company shall have no obligation pursuant to Section 6(a)(i) with respect to such JV Shareholder(s), and the directors on the Board of Directors elected by such JV Shareholder(s) shall resign or may be removed and such JV Shareholder(s) will no longer have any right to elect directors to the Board of Directors.

(b)           AUTHORIZED SHARES. The Company hereby agrees and covenants that, so long as any Joint Venturer has a Conversion Right, the Company:

(i)           Shall use its best efforts to obtain all necessary consents and shareholder approvals, including recommending an amendment to Articles of Incorporation at the 2010 annual meeting of shareholders (but, in any event, at a meeting of shareholders prior to August 31, 2010) to ensure that the total aggregate number of authorized but unissued shares of Common Stock is, at all times, sufficient to permit exercise of the Conversion Right, and in any event not less than 100 million (as adjusted in connection with any stock splits, combinations or the like); and

(ii)           Shall not take any action or cause to be done any action or enter into any agreement, understanding or obligation that would result in the total aggregate number of authorized but unissued shares of Common Stock ceasing to be sufficient to permit exercise of the Conversion Right, or in any event less than 100 million (as adjusted in connection with any stock splits, combinations or the like).

Notwithstanding anything to the contrary contained in this Agreement, to the extent any shareholder approval is not obtained, the Company shall not have any liability to any Joint Venturer so long as it has fulfilled its obligations hereunder.

(c)           SHAREHOLDER RIGHTS AGREEMENT. The Company hereby agrees and covenants that it shall not amend the Shareholder Rights Agreement (or adopt any new shareholder rights plan) in such a way that, upon any Exempted Transaction (as defined in the Limited Liability Company Agreement), that any Joint Venturer would be deemed an "Acquiring Person" under such plan or such Exempted Transaction would be deemed to be a "Triggering Event" or create a "Distribution Date" or "Shares Acquisition Date" under such plan or otherwise trigger the provisions of such plan or in any way permit any "Rights" to be exercised pursuant to such plan, unless any Joint Venturer fails to comply with the terms set forth in the first amendment to the Shareholder Rights Agreement that is to be executed in connection with this Agreement.

(d)           ACTIONS REQUIRING JOINT VENTURER CONSENT. The Company hereby agrees and covenants that, so long as any Joint Venturer has a Conversion Right, if after the date hereof, it grants registration rights to any other Person containing terms more favorable that the terms set forth in the Euroseas Registration Rights Agreement, the Company shall provide such more favorable terms to the Joint Venturer.

(e)           CHANGES TO APPLICABLE LAW. The Company hereby agrees and covenants that it shall not seek to change such requirements of the home country or listing exchange or seek a change in its organization documents or shareholder agreements to such effect, if the change is reasonably deemed by the Joint Venturers to be detrimental to the Company or to the Joint Venturers in their capacity as holders of Conversion Rights.

SECTION 7 BLOCK SALES OF COMMON STOCK. Block sales by any Joint Venturer(s) in excess of 2.5% of the total issued and outstanding shares of Common Stock to any single ultimate buyer (i.e., excluding underwriters) other than public market institutional investors (and in no event including sales made pursuant to a registration statement) will be subject to the prior written consent of the Board of Directors, such consent not to be unreasonably withheld.

SECTION 8 JV SHAREHOLDER ACKNOWLEDGEMENT. Each JV Shareholder acknowledges and agrees that any JV Director will be subject to the policies and rules governing all other directors of the Company, including the Company's Code of Ethics.

SECTION 9 MISCELLANEOUS.

(a)           ENTIRE AGREEMENT. This Agreement (together with the other Transaction Documents and any other agreements, documents or instruments referred to herein or therein) constitutes the entire agreement with respect to the subject matter hereof and thereof and supersedes all other prior or contemporaneous agreements and understandings, both written and oral, among the Parties, or any of them, with respect to such subject matter.

(b)           SUCCESSORS AND ASSIGNS. No Person may be assigned any rights under this Agreement without the prior written consent of the other parties or their Permitted Transferees.

(c)           AMENDMENT AND MODIFICATION. No amendment, modification or termination of, or waiver under, any provision of this Agreement shall be valid unless in writing and signed by the Parties and any such amendment, modification, termination or waiver shall be binding on all Parties.

(d)           NOTICES. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) upon personal delivery, (ii) two (2) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid or (iii) one (1) Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to the Company:

Euroseas Ltd.
4 Messogiou Street & Evropis St.
151 25 Maroussi Greece
Attention: Aristides J. Pittas, Chairman, President & CEO

with a copy to:

Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
Attention: Lawrence Rutkowski, Esq.

and if to All Seas, to:

All Seas Capital LLC
c/o Rhône Capital III L.P.
630 Fifth Avenue
New York, New York 10111
Attention: Allison Steiner

with a copy to:

Reed Smith LLP

599 Lexington Avenue, 30th Floor New York, New York 10022 Attention: David M. Grimes, Esq.

and if to Paros, to:

c/o Eton Park Capital Management, L.P., its Investment Manager 399 Park Avenue, 10th Floor
New York, NY 10022
Attention: Marcy Engel, Chief Operating Officer and General Counsel

with a copy to:

c/o Eton Park Capital Management, L.P., its Investment Manager 399 Park Avenue, 10th Floor
New York, NY 10022
Attention: Andreas Beroutsos, Senior Managing Director

and:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas
New York, NY 10019
Attention: Kelley Parker, Esq.

and if to the Shareholder:

Friends Investment Company, Inc
4 Messogiou Street & Evropis St.
151 25 Maroussi Greece
Attention: Aristides J. Pittas, Director & Vice-President

with a copy to:

Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
Attention: Lawrence Rutkowski, Esq.

Any Party may, by notice given in accordance with this Section 9(d) to the other Parties, designate another address or Person for receipt of notices hereunder.

(e)           SEVERABILITY. Any term or provision of this Agreement that is held to be invalid, illegal or unenforceable in any respect in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable (and, to the extent necessary, shall be deemed amended to be only so broad as is necessary to make it enforceable).

(f)           SPECIFIC PERFORMANCE. The Parties acknowledge that there would be no adequate remedy at law if any Party fails to perform any of its obligations hereunder, and accordingly agree that each Party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations (without posting any bond or other security) of any other Party under this Agreement in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction.

(g)           PREVAILING PARTY. In the event any dispute should arise under or with respect to this Agreement or any provision hereof, the prevailing Party in such dispute shall be reimbursed by the defaulting Party or Parties for all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by the prevailing Party in any such dispute (including, without limitation, any appeal).

(h)           NO WAIVER. No provision hereof may be waived, in whole or in part, except as provided in a written agreement executed and delivered by the Party to be charged therewith. The failure of any Party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other Party with its obligation under this Agreement, and any custom or practice of the Parties at variance with the terms of this Agreement, will not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(i)           NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to confer upon any Person other than the Parties (and their respective heirs, beneficiaries, executors, representatives, successors and permitted assigns, including their Permitted Transferees) any rights or remedies hereunder.

(j)           INTERPRETATION. The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Unless otherwise specified herein, references to Sections and other divisions or subdivisions refer to Sections and other divisions or subdivisions of this Agreement. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," and words of like import, unless the context requires otherwise, refer to this Agreement (including any schedules or other attachments hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires. This Agreement is the product of mutual negotiation; and no Party shall be deemed the draftsperson hereof or of any portion or provision hereof.

(k)           GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

(l)           CONSENT TO JURISDICTION; SERVICE OF PROCESS. The Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in federal or state courts located in the County of New York, State of New York, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth in Section 9(d) shall be deemed effective service of process for any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby brought against such Party in any such court as set forth in this Section 9(l).

(m)           WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(n)           INDEMNIFICATION. Each Party shall indemnify and hold harmless the other Parties from and against, and shall reimburse the other Parties for, any and all damages, charges, claims, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and other costs of collection or enforcement) resulting from or occasioned by any breach by such Party of any of its representations, warranties, covenants and other agreements set forth in this Agreement.

(o)           FURTHER ASSURANCES. From time to time, at any other Party's request and without further consideration, each Party shall execute and deliver any additional documents and take any further lawful actions as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. No Party shall take any action inconsistent with the purposes and provisions of this Agreement.

(p)           COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on the date first written above by its respective officer or other representative thereunder duly authorized.

THE COMPANY	THE JOINT VENTURERS

EUROSEAS LTD.	PAROS LTD.

By: /s/ Aristides J. Pittas	By: _______________________
Name: Aristides J. Pittas	Name:
Title: Chairman, President & CEO	Title: Director

ALL SEAS INVESTORS I LTD.

THE SHAREHOLDER	By: _______________________
Name: Baudoin Lorans
FRIENDS INVESTMENT COMPANY, INC.	Title: Director

ALL SEAS INVESTORS II LTD.
By: /s/ Aristides J. Pittas
Name: Aristides J. Pittas
Title: Director & Vice President	By: _______________________
Name: Baudoin Lorans
Title: Director
ARISTIDES J. PITTAS

ALL SEAS INVESTORS III LTD.

By: _______________________
Name: Baudoin Lorans
Title: Authorized Signatory

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on the date first written above by its respective officer or other representative thereunder duly authorized.

THE COMPANY	THE JOINT VENTURERS

EUROSEAS LTD.	PAROS LTD.

By: __________________________	By: /s/ Terence Aquino
Name: Aristides J. Pittas	Name: Terence Aquino
Title: Chairman, President & CEO	Title: Director

ALL SEAS INVESTORS I LTD.

THE SHAREHOLDER	By: _______________________
Name: Baudoin Lorans
FRIENDS INVESTMENT COMPANY, INC.	Title: Director

ALL SEAS INVESTORS II LTD.
By: ___________________________
Name: Aristides J. Pittas
Title: Director & Vice President	By: _______________________
Name: Baudoin Lorans
Title: Director
ARISTIDES J. PITTAS

ALL SEAS INVESTORS III LTD.

By: _______________________
Name: Baudoin Lorans
Title: Authorized Signatory

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on the date first written above by its respective officer or other representative thereunder duly authorized.

THE COMPANY	THE JOINT VENTURERS

EUROSEAS LTD.	PAROS LTD.

By: /s/ Aristides J. Pittas	By: /s/ Terence Acquino
Name: Aristides J. Pittas	Name: Terence Aquino
Title: Chairman, President & CEO	Title: Director

ALL SEAS INVESTORS I LTD.

THE SHAREHOLDER	By: /s/ Baudoin Lorans
Name: Baudoin Lorans
FRIENDS INVESTMENT COMPANY, INC.	Title: Director

ALL SEAS INVESTORS II LTD.
By: /s/ Aristides J. Pittas
Name: Aristides J. Pittas
Title: Director & Vice President	By: /s/ Baudoin Lorans
Name: Baudoin Lorans
Title: Director
ARISTIDES J. PITTAS

ALL SEAS INVESTORS III LTD.

By: /s/ Baudoin Lorans
Name: Baudoin Lorans
Title: Authorized Signatory

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